Exhibit 21.1

NuVox, Inc.
Subsidiaries

Name	State of Incorporation
NuVox, Inc.	Delaware
Gabriel Communications Properties, Inc.1/	Delaware
Gabriel Communications Finance Company2/	Delaware
Gabriel Communications Investments, Inc.2/	Delaware
Gabriel Communications Transportation Company, Inc.2/	Delaware
NuVox Communications of Arkansas, Inc.3/	Delaware
NuVox Communications of Illinois, Inc.3/	Delaware
NuVox Communications of Indiana, Inc.3/	Delaware
NuVox Communications of Kansas, Inc.3/	Delaware
NuVox Communications of Missouri, Inc.3/	Delaware
NuVox Communications of Ohio, Inc.3/	Delaware
NuVox Communications of Oklahoma, Inc.3/	Delaware
NuVox Communications of Tennessee, Inc.3/	Delaware
TriVergent Corporation3/	Delaware
InterNet/MCR Corporation4/	North Carolina
NuVox Communications, Inc.4/	South Carolina
Amtel Acquisition Corp.4/	South Carolina
CNN Acquisition Corp.4/	South Carolina
Carolina Online, Inc.5/	South Carolina
TriVergent Leasing, LLC5/	South Carolina
ISAAC Acquisition Corp.5/	South Carolina
TriVergent Leasing South, LLC5/	Delaware
Teleco Acquisition Corp.5/	South Carolina
GCI Transportation Company, LLC6/	Delaware
Shared Telcom Services, Inc.. 7/	Indiana

1/	Subsidiary of NuVox, Inc.
2/	Subsidiary of Gabriel Communications Properties, Inc.
3/	Subsidiary of Gabriel Communications Finance Company
4/	Subsidiary of TriVergent Corporation
5/	Subsidiary of NuVox Communications, Inc.
6/	70% interest owned by Gabriel Communications Transportation Company, Inc. and 30% interest owned by Brooks International Aviation, L.L.C.
7/	Subsidiary of NuVox Communications of Indiana, Inc.